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                                  EXHIBIT 22.1



Subsidiaries of Bancorp


-   CATHAY BANK

    A California Corporation, 100% owned by Cathay Bancorp, Inc.


        -  CATHAY INVESTMENT COMPANY

           A California Corporation, 100% owned by Cathay Bank


        -  CATHAY SECURITIES FUND, INC.

           A Maryland Corporation, 100% owned by Cathay Bank